Exhibit 10.2

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of August 3, 2021, by and among (i) FTAC Athena Acquisition Corp., a Cayman Islands exempted company (“Athena”), (ii) FTAC Athena Sponsor, LLC, a Delaware limited liability company (“Athena Sponsor”), and FTAC Athena Advisors, LLC, a Delaware limited liability company (“Advisors” and together with Athena Sponsor, the “Sponsors”), (iii) Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (the “Company”), and (iv) the undersigned members of the Company holding at least 67% of the Company’s voting units as of the date hereof (together, the “Supporting Members” and, together with the Sponsors, the “Voting Parties” and each a “Voting Party”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Athena and the Company have entered into a Business Combination Agreement (as amended or modified from time to time, the “Transaction Agreement”), whereby the parties intend to effect a business combination between Athena and the Company, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions. As used herein, the term “Voting Shares” shall mean, taken together, (i) all voting securities of Athena beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding ordinary shares underlying unexercised options or warrants, but including any ordinary shares acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all voting securities of Athena acquired and held in such capacity subsequent to the date hereof (“FTAC Voting Shares”) and (ii) all voting securities of the Company Beneficially Owned by any Voting Party, including any and all voting securities of the Company acquired and held in such capacity subsequent to the date hereof (the “Company Voting Interests”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Transaction Agreement.

2.  Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to Athena and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (i) that certain Letter Agreement, dated as of February 22, 2021, by and between certain stockholders of Athena and Athena, (ii) the limited liability company agreement of each Sponsor, (iii) the limited liability company agreement of the Company, and (iv) any applicable Lock-Up Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional Company Voting Interests or FTAC Voting Shares or any security exercisable for or convertible into Company Voting Interests or FTAC Voting Shares, other than as set forth on Annex A (collectively, “Options”).

e. No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances. Each Voting Party on its own behalf hereby covenants to Athena and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Each Voting Party shall during the term of this Agreement vote or cause to be voted the FTAC Voting Shares that he, she or it Beneficially Owns, at every meeting of the shareholders of Athena at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of (A) the Transactions and the Transaction Agreement and the other transactions contemplated thereby, (B) any proposal to adjourn or postpone such meeting of shareholders of Athena to a later date if there are not sufficient votes to approve the Transactions, and (C) an amendment of Athena’s governing documents to extend the outside date for consummating the Transactions, if applicable; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Athena under the Transaction Agreement; and (iii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Athena, or (2) the issuance or acquisition of shares of capital stock or other equity securities of Athena (other than as contemplated by the Transaction Agreement); and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Athena’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of Athena (including any amendments to Athena’s governing documents other than in connection with the Transactions).

b. Each Voting Party shall during the term of this Agreement (x) vote or cause to be voted the Company Voting Interests he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the members of the Company at which such matters are considered and at every adjournment or postponement thereof, and (y) execute a written consent or consents if the members of the Company are requested to vote their voting interests through the execution of an action by written consent, in each case to the extent such Company Voting Interests are entitled to vote thereon pursuant to the Company’s Governing Documents: (i) in favor of (A) the Transactions and the Transaction Agreement and the other transactions contemplated thereby; (B) any proposal to adjourn or postpone such meeting of the Company to a later date if there are not sufficient votes to approve the Transactions; and (C) the Recapitalization, immediately prior to, and contingent upon, the consummation of the Transactions; and (ii) against (A) any proposal or offer from any Person (other than Athena or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Group Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of any Group Company, or (3) the sale, lease, exchange or other disposition of any significant portion of any Group Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Group Company under the Transaction Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of any Group Company’s conditions under the Transaction Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Governing Documents), except (i) as contemplated by this Agreement, and (ii) any limitations on such voting rights as may be required by the Bank Holding Company Act of 1956, as amended, together with the rules and regulations promulgated thereunder.

c. (1) Each of the undersigned holding Company Voting Interests (each, a “Company Holder”) hereby appoints Jarrod Yuster and Marc Hineman and any designee of Jarrod Yuster and Marc Hineman, and each of them individually, and (2) each holder of FTAC Voting Shares (each, a “FTAC Holder”) hereby appoints Amanda Abrams and Betsy Z. Cohen and any designee of Amanda Abrams and Betsy Z. Cohen, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b). This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

d. From time to time, at the request of the Company, each Company Holder shall take, and at the request of Athena, each FTAC Holder shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions (in the case of each Company Holder, in a form reasonably acceptable to such Company Holder).

4.  No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5.  Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of Athena, (b) a Person holding more than 5% of the voting equity securities of the Company or Athena, (c) any investment fund or other entity controlled or managed by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such Voting Party, (e) to a “permitted transferee” under the Insider Letter, dated February 22, 2021, by and among Athena and certain security holders, officers and directors of Athena (f) if such Voting Party is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution or (g) to another Voting Party bound by the terms and conditions of this Agreement; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Athena and the Company, to be bound by all of the terms of this Agreement.

6.  Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the Company Voting Interests and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the board of managers of the Company in connection with this Agreement, the Transaction Agreement or the Transactions.

7. Redemption and Registration Rights. Each FTAC Holder agrees not to exercise any right to redeem any FTAC Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Recapitalization. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Company or any of its affiliates from effecting the Recapitalization or any transactions contemplated thereby.

9. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Closing Date and (ii) the date on which the Transaction Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 9 shall relieve any party hereto of liability for any willful breach of this Agreement occurring prior to termination.

10. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as an equityholder of Athena or the Company, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of Athena, the Company or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of Athena or the Company, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to Athena, the Company or their respective equityholders, as applicable.

11. Specific Enforcement. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

12. Entire Agreement. This Agreement and the Transaction Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by any party hereto shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

14. Acquisition of FTAC Voting Shares. Each Voting Party acknowledges and agrees that he, she or it shall not acquire any additional equity securities of Athena after the date hereof if as a result of such acquisition, such Voting Party would Beneficially Own more than 9.9% of FTAC Voting Shares, after giving effect to the Transactions contemplated by the Transaction Agreement.

15. Miscellaneous.

a. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that the jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

b. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, oral or written statement or action of any party hereto.

c. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

d. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

e. Titles and Headings. The titles and captions in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

f. Assignment; Successors and Assigns; No Third-Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

g. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

FTAC ATHENA SPONSOR, LLC

By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Manager

FTAC ATHENA ADVISORS, LLC

By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Manager

FTAC ATHENA ACQUISITION CORP.

By:	/s/ Amanda Abrams
Name:	Amanda Abrams
Title:	President and Chief Executive Officer

PICO QUANTITATIVE TRADING HOLDINGS LLC

By:	/s/ Jarrod Yuster
Name:	Jarrod Yuster
Title:	Chairman, Founder & Chief Executive Officer

[Signature Page to Support Agreement]

[COMPANY SUPPORTING MEMBERS]

[Signature Page to Support Agreement]